EXHIBIT 23.2




CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Amendment No. 1 to Registration Statement No. 333-120989 of Abraxas Petroleum Corporation of our report dated March 10, 2003, July 18, 2003, as to Note 19 and the first paragraph of "New Accounting Pronouncements" in Note 1, (which report expresses an unqualified opinion and includes two explanatory paragraphs referring to the subsequent events described in Note 2 and the restatement described in Note 19), appearing in the Prospectus, which is part of such Registration Statement, and to the reference to us under the heading "Experts" in such Prospectus.



/s/Deloitte & Touche LLP

Deloitte & Touche LLP
San Antonio, Texas
January 12, 2005